                                                                   Exhibit 12.1

                        Mohegan Tribal Gaming Authority

                      Ratio of Earnings to Fixed Charges

                                                                        Quarter Ended
                                 Fiscal Year Ended September 30,          December
                           ------------------------------------------- ---------------
                             2001     2000     1999     1998   1997(1)  2001    2000
                           -------- -------- -------- -------- ------- ------- -------
Earnings:
 Income from Operations... $190,067 $204,304 $156,546 $135,687 $82,675 $31,427 $43,315

Fixed Charges:
 Interest Expense.........   25,060   37,799   55,595   50,172  45,095  14,799   5,925
 Capitalized Interest.....   27,408    9,880      534       --      --   3,229   4,812
                           -------- -------- -------- -------- ------- ------- -------
Total Fixed Charges.......   52,468   47,679   56,129   50,172  45,095  18,028  10,737
                           ======== ======== ======== ======== ======= ======= =======
Ratio of Earnings to Fixed
  Charges.................     3.6x     4.3x     2.8x     2.7x    1.8x    1.7x    4.0x
                           ======== ======== ======== ======== ======= ======= =======

--------
(1) The Authority commenced operations on October 12, 1996.